UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

Vision Acquisition V, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53054	35-2311626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Vision Capital Advisors, LLC 20 West 55th Street, 5th Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(212) 849-8225
(Registrant’s telephone number, including area code)
None
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 29 2008, Vision Acquisition V, Inc. (the “Company”) entered into an agreement (the “Purchase Agreement”) with Andreas Pörner (the “Purchaser”), pursuant to which the Purchaser has acquired the right to purchase, at any time until October 26, 2008 (the “Option Period”), 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”) for an aggregate purchase price of $100,000 (the “Purchase Price”). The closing (the “Closing”) of the sale of the Shares, if such shall occur, may occur at any time during the Option Period upon at least ten (10) days’ prior written notice from the Purchaser (the “Closing Date”). If the Purchaser has not purchased the Shares prior to the expiration of the Option Period, and the Purchase Agreement is not extended by the mutual agreement of the Company and the Purchaser, the Purchase Agreement and the Purchaser’s right to purchase the Shares will terminate on October 26, 2008.

The Purchaser has delivered a $5,000 non-refundable deposit to the Company, which amount will be applied to the Purchase Price at the Closing. The deposit is not refundable, unless the Purchaser terminates the Purchase Agreement and does not purchase the Shares, as a result of the Company’s breach of any of its obligations under the Purchase Agreement.

Under the terms of the Purchase Agreement, the Company has made certain representations and warranties to the Purchaser as are customary in these types of acquisition agreements. Additionally, the Company has agreed to the following: (i) it will pay all of its outstanding liabilities and obligations and repay all of its outstanding indebtedness on or before the Closing Date; (ii) during the Option Period, the Company, its affiliates and certain other related parties will not directly or indirectly negotiate, enter into or in any way participate with any other party in any transaction involving the sale of the Company, a business combination with any other entity or any similar transaction; (iii) issue any equity or debt securities or options, warrants or other rights to purchase any of such securities; or (iv) redeem any of its securities, except with respect to the Redemption described hereafter. The Company and the Purchaser have also agreed to maintain the confidentiality of certain confidential information that each provides to the other in connection with the transactions contemplated under the Purchase Agreement.

On the Closing Date, the Company shall deliver to the Purchaser the resignations of all of the Company’s officers and directors; provided, however, that immediately prior to the resignation of all of the members of the Company’s board of directors, the board of directors shall appoint one director chosen by the Purchaser to serve on the board of directors after all of the Company’s current directors have resigned.

On May 29, 2008, the Company also entered into a redemption agreement (the “Redemption Agreement”) with Vision Opportunity Master Fund, Ltd., the Company’s sole stockholder (“VOMF”), pursuant to which the Company has the right, at any time during the Option Period, to purchase from VOMF 5,000,000 shares of Common Stock, which represents all of the Company’s currently issued and outstanding shares of Common Stock, for an aggregate purchase price of $100,000 (the “Redemption”). In the event the Redemption does not occur by October 26, 2008, unless otherwise extended by the Company and VOMF, the Redemption and all rights and obligations under the Redemption Agreement will terminate.

The description of the Purchase Agreement and Redemption Agreement herein are summaries and are qualified in their entireties by the provisions of the Purchase Agreement and Redemption Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively. There can be no assurances that the transactions contemplated under the Purchase Agreement and Redemption Agreement will ever be consummated.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to Item 1.01 of this Current Report, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed as part of this report:

Exhibit
Number	Description

10.1	Purchase Agreement by and between the Company and Mr. Andreas Pörner, dated May 29, 2008

10.2	Redemption Agreement by and between the Company and Vision Opportunity Master Fund, Ltd., dated May 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2008	VISION ACQUISITION V, INC.

	By:	/s/ Antti William Uusiheimala
Antti William Uusiheimala
President